Exhibit (a)(5)(c)

FINANCIAL CONTACT: John W. Hohener Vice President and CFO Tel: (949) 221-7100 INVESTORS: Robert C. Adams Vice President of Corporate Development Tel: (949) 221-7100

Microsemi Announces Expiration of HSR Waiting Period for

White Electronic Designs Acquisition

IRVINE, Calif. – April 16, 2010 (GlobeNewswire) — Microsemi Corporation (Nasdaq: MSCC), a leading manufacturer of high performance analog mixed-signal integrated circuits and high reliability semiconductors, announced today the expiration of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 in connection with its proposed acquisition of White Electronic Designs Corporation (Nasdaq: WEDC).

The expiration of the HSR waiting period marks the satisfaction of one of the conditions to the completion of the tender offer, which remains subject to other conditions described in the Offer to Purchase, including minimum share tender requirements and other customary conditions. Unless otherwise extended, the tender offer will expire at midnight, Eastern Daylight Time, on Tuesday, April 27, 2010. Following acceptance of payment for the shares in the tender offer and completion of the transactions contemplated by the merger agreement and described in the Offer to Purchase, White Electronic will become a wholly-owned subsidiary of Microsemi.

Complete terms and conditions of the offer are described in the Offer to Purchase, the Letter of Transmittal, and other related documents filed with the SEC on March 31, 2010 by Microsemi and Rabbit Acquisition Corp., a wholly-owned subsidiary of Microsemi Corporation.

About Microsemi Corporation

Microsemi Corporation, with corporate headquarters in Irvine, California, is a leading designer, manufacturer and marketer of high performance analog and mixed-signal integrated circuits, high reliability semiconductors and RF subsystems. The company’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance and reliability, battery optimization, reducing size or protecting circuits. The principal markets the company serves include implanted medical, defense/aerospace and satellite, notebook computers, monitors and LCD TVs, automotive and mobile connectivity applications. More information may be obtained by contacting the company directly or by visiting its website at http://www.microsemi.com.

About White Electronic Designs Corporation

White Electronic delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices, and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense and aerospace market has established White Electronic as a customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced defense electronics solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. White Electronic is headquartered in Phoenix, Arizona.

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This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The reader is cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside the control of Microsemi and White Electronic. The forward-looking statements in this release address a variety of subjects including, for example, the expected date of closing of the acquisition and the potential benefits of the merger, including the potentially accretive benefits. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that White Electronic’s business will not be successfully integrated with Microsemi’s business, including product mix and acceptance, gross margins and operational and other cost synergies; costs associated with the merger; the unsuccessful completion of the tender offer, including as a result of the failure of any of the other conditions to completion of the offer described in the Offer to Purchase; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; increased competition and technological changes in the industries in which Microsemi and White Electronic compete; and other events that could negatively impact the completion of the transaction, including industry, economic or political conditions outside of our control. The forward-looking statements included in this release speak only as of the date hereof, and Microsemi does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Notice to Investors

This press release is for informational purposes only and no statement in this press release is an offer to purchase or a solicitation of an offer to sell securities. Microsemi Corporation and Rabbit Acquisition Corp., a wholly-owned subsidiary of Microsemi Corporation, have filed a tender offer statement on Schedule TO with the Securities and Exchange Commission, and White Electronic has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer statement (including the offer to purchase, related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Such materials have been made available to White Electronic’s shareholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s Web site: www.sec.gov.